Exhibit 99.1

     Standard Pacific Corp. Reports Record First Quarter Earnings of $1.21 Per Share, Up 61% and Raises Full Year Guidance to $7.55 to $7.65 Per Share

     Financial and Operating Highlights - 2004 First Quarter vs. 2003 First Quarter

     - Earnings per share up 61% to a record $1.21 vs. $0.75 last year

     - Net income of $42.4 million, up 71%

     - Homebuilding revenues up 34% to a record $535 million

     - Record 1,734 new home deliveries, up 18% from last year

     - Homebuilding gross margin up 320 basis points to 22.7%

     - Record Adjusted Net Homebuilding EBITDA* of $87.9 million, an increase of 62% over 2003, and an EBITDA margin of 16.4%

     - LTM return on average equity of 23.9%

     - Record 2,890 new home orders, up 26% year-over-year

     - Record quarter-end backlog of 5,591 homes, valued at $2.0 billion, up 63%

       EPS Guidance for 2004 raised to $7.55 to $7.65, an increase of up to
                              26% year-over-year


    IRVINE, Calif., April 28 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) today reported the Company's 2004 first quarter operating results. Net income for the first quarter ended March 31, 2004 increased 71% to $42.4 million, or $1.21 per diluted share, compared to $24.8 million, or $0.75 per diluted share, for the year earlier period.

    Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, "We are pleased to start the new year on such a positive note reporting yet another record quarter of earnings, revenues, deliveries, orders and backlog. Our position as one of the top homebuilders in some of the nation's largest and most dynamic markets continues to drive our superior financial results provides a solid platform for continued growth going forward. The underlying demographic trends driving long-term demand for new housing remain strong and the public homebuilders continue to increase their market shares through internal growth and acquisitions, leveraging their competitive advantages as the industry consolidates."

    "We continue to benefit from our strong position in three of the country's largest, most dynamic markets -- California, Florida and Arizona. During the quarter, we increased our unit deliveries in these states by 6%, 26% and 47%, respectively, year-over-year. This dramatic growth reflects, among other factors, our strategic focus on expanding volume and share in many of our existing markets while continuing our expansion into new geographic markets. Our growth and expansion has resulted in a more diversified operating platform geographically with 65% of our first quarter deliveries generated outside of California."

    Mr. Scarborough continued, "Notwithstanding our successful record of growth, as reflected by our 5-year revenue and earnings per share compound annual growth rates of 25% and 31%, respectively, we continue to be focused on generating strong financial returns and conservatively managing our balance sheet. For the twelve-month period ended March 31, 2004, we generated a return on average stockholders' equity of 23.9%. To fuel our growth plans, we increased our land inventory by 14,000 lots, up 43% year-over-year, while keeping our leverage well within our target range. At March 31, 2004, we owned or controlled approximately 47,000 lots, which represents a 3 to 4 year supply of land, most of which is located in increasingly supply constrained markets."

    "As a result of the positive momentum generated in the first quarter, during which we experienced record order levels and backlog, we are raising our 2004 earnings guidance for the full year to between $7.55 and $7.65 per share, up from our previous guidance of $6.90 to $7.00 per share. Our new earnings target, which assumes current economic conditions continue, would result in up to a 26% increase over our full year 2003 per share earnings.
The updated guidance for 2004 reflects the impact of a $6.2 million after-tax charge, or $0.18 per share, to be recorded in the second quarter in connection with the Company's decision to fully redeem its $100 million of 8% Senior Notes due 2008 and $150 million of 8 1/2% Senior Notes due 2009. These notes were repaid from the proceeds of two newly issued notes of $150 million each with interest rates of 5 1/8% and 6 1/4%."

    "For 2004 we are targeting 9,400 deliveries, excluding 250 homes in joint ventures, and homebuilding revenues of approximately $3.3 billion. At the end of the first quarter, over 75% of our projected deliveries for the full year have been delivered or are in our backlog. To support our 18% increase in projected deliveries this year, we are planning to open between 100 and 110 new communities company-wide, up approximately 30% year-over-year. As a result of the seasonal nature of our business and the timing of new community openings, we expect that approximately 66% of our profits this year will be generated in the second half of the year."

    "We are also providing initial earnings guidance for the second quarter of 2004 of $1.35 to $1.40 per share. This guidance reflects the $0.18 per share charge mentioned above relating to the early extinguishment of debt. Earnings per share for the quarter is projected to be up 11% year-over-year, including the debt redemption charge and up 25% excluding the charge. We are targeting 1,925 deliveries, excluding 50 joint venture homes, and homebuilding revenues of $700 million in the quarter."

    Mr. Scarborough concluded, "The public homebuilders have seen tremendous changes in their scale, balance sheet strength, product capabilities and management talent and depth. As a result of these and other factors, we have experienced a period of unprecedented growth and success. Looking ahead, we realize there are questions about higher mortgage interest rates and the degree to which they will impact the demand for new housing. And while we acknowledge that interest rates play an important role in the homebuying process, we recognize that there are many other important factors that may positively impact the housing sector, such as jobs, the supply of available housing and buildable land, long-term demographic trends and the availability of mortgage financing for homebuyers. Since employment trends play a critical role in the demand for housing, we are encouraged by the apparent positive changes in the employment outlook. We believe that Standard Pacific is well positioned in some of the nation's most supply-constrained markets, and we intend to capitalize on the supply-demand imbalance that exists today."


    Homebuilding Operations

    Homebuilding pretax income for the 2004 first quarter increased 78% to $69.1 million from $38.9 million in the year earlier period. The increase in pretax income was driven by a 34% increase in homebuilding revenues, a 320 basis point improvement in the Company's homebuilding gross margin percentage, and an $8.0 million increase in joint venture income. These positive factors were partially offset by a 110 basis point increase in our SG&A rate.

    Homebuilding revenues for the 2004 first quarter increased 34% to $535.3 million from $399.7 million last year. The increase in revenues was attributable to a 22% increase in new home deliveries (exclusive of joint ventures) combined with a 10% increase in our consolidated average home price to $324,000.

    During the 2004 first quarter, the Company delivered 524 new homes in California (exclusive of joint ventures), a 15% increase over the 2003 first quarter. Including joint ventures, California deliveries were up 6% to 612 homes, which reflects strong housing market conditions throughout Southern California and improving market conditions in Northern California. Deliveries were off 6% in Southern California to 411 new homes (including 69 joint venture deliveries) reflecting the timing of new community openings and the tight supply of new homes available for sale, while deliveries were up 45% in Northern California to 201 new homes (including 19 joint venture deliveries). In Florida, where housing market conditions remain solid, the Company delivered 393 new homes in the first quarter of 2004, including 33 homes from our recently acquired operations in Jacksonville, representing a 26% year-over-year increase (an increase of 15% excluding the deliveries from Jacksonville). The Company delivered 482 homes during the first quarter in Phoenix, a 47% increase over the 2003 first quarter, reflective of strong housing demand in the nation's second largest metropolitan housing market, combined with the opening of 11 new communities over the past two quarters.
In the Carolinas, deliveries were off 27% to 78 new homes. New home deliveries were down 12% in Texas and up 95% in Colorado. We continue to experience relatively sluggish demand in our Texas markets while recently we have seen some signs of improvement in Colorado.

    During the 2004 first quarter, the Company's average home price was up
10% year-over-year to $324,000. The higher selling price was driven primarily by a 16% increase in the Company's average price in California to $582,000 (exclusive of joint ventures). The higher price in California represents the impact of general price increases in the state and a change in mix during the 2004 first quarter. Our average price in Florida was $213,000, up 19% from the year ago period, which also reflects general price increases and a shift in mix. Our average price in Arizona was up 6% to $184,000 but down 2% in the Carolinas to $132,000. Both changes are primarily the result of changes in our product mix. Our average prices in Texas and Colorado were down 5% and 11%, respectively, reflecting our increasing emphasis on more affordable homes. For 2004, we expect that our average home price will increase approximately 13% to $345,000 as a result of higher average prices in California and Florida, partially offset by lower average prices in Texas and Colorado due to a shift to more affordable homes.

    The Company's homebuilding gross margin was up 320 basis points year-over-year to 22.7%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in California and Arizona. Our margins in Florida were generally in line with the year earlier period and reflect healthy housing market conditions in all eight of our regions in the state. Margins in Texas and Colorado are still below our company-wide average and generally reflect the impact of slower economic conditions in those regions. The higher overall gross margin percentage reflects our ability to raise home prices in most of our California markets during the past several quarters as a result of strong housing demand and improving margins in Arizona due to healthy demand for new homes combined with volume and cost efficiencies. To a lesser degree, our homebuilding gross margin percentage was favorably impacted by the reclassification of certain expenses from cost of sales to SG&A beginning this year. The gross margins in our backlog are comparable to those generated in the first quarter of 2004.

    Selling, general and administrative expenses (including corporate G&A) for the 2004 first quarter increased 110 basis points to 12.6% of homebuilding revenues compared to 11.5% last year. The increase in SG&A expenses as a percentage of homebuilding revenues was due primarily to the reclassification of certain expenses from cost of sales to SG&A discussed above. We expect that our full-year SG&A rate for 2004 will be in the 10% range.

    Income from unconsolidated joint ventures was up $8.0 million for the 2004 first quarter to $16.2 million and was driven by an increase in joint venture income from land sales to other builders which was partially offset by a decrease in joint venture deliveries to 88 homes versus 119 homes last year. For 2004, we expect to generate approximately $45 million in joint venture income from 250 new home deliveries as well as land sales to other builders. This compares to $60.7 million in 2003 from 620 venture deliveries and builder land sales.

    Demand remains strong in most of our key markets, as evidenced by new orders for the quarter rising 26% to a record 2,890 new homes (including
53 joint venture orders) on a 15% increase in average community count. The Company's cancellation rate for the quarter declined to 15% versus 17% last year. Orders were up 5% year-over-year in Southern California despite an 11% decline in the average number of active selling communities, up 125% in Northern California on a 63% higher community count, up 28% in Florida on a 61% higher community count and up 13% in Arizona on a 5% lower community count. Orders were down 4% in the Carolinas on a 22% higher community count, up 49% in Colorado on an 8% lower community count and up 34% in Texas on a 13% lower community count. The order levels in the Company's three largest markets, California, Florida and Arizona, generally reflect healthy housing market conditions in those regions while the absolute level of new home orders in Texas and Colorado, although improving modestly, still reflect the impact of generally weak economic conditions impacting the demand for new housing. Order levels in the Carolinas, while softer than the year ago period, are running at about one home per week per community.

    The record level of new home orders for the 2004 first quarter resulted in a record first quarter backlog of 5,591 presold homes (including 131 joint venture homes) valued at an estimated $2.0 billion (including $85.3 million of joint venture backlog), an increase of 63% from the March 31, 2003 backlog value.

    The Company ended the quarter with 162 active selling communities, a 17% increase over the year earlier period. The higher community count resulted from the opening of several new communities during this period including the opening of 24 new communities during the first quarter. The Company is planning to open 80 to 85 new communities during the balance of the year and is targeting a year-end community count of approximately 170 to 180 active subdivisions, 19% higher than at the end of 2003. We expect to open nearly 60% of our new communities in the first half of the year, which is traditionally our strong selling season.


    Financial Services

    The Company generated a modest loss at the Company's financial services subsidiary, which currently represents our mortgage banking operations throughout California and in South Florida. The decline compared to last year was a result of start-up expenses incurred in connection with our expansion into Arizona and Texas, as well as lower margins and capture rates due to competitive pressures resulting from the significant reduction in mortgage refinance activity during the quarter due to higher mortgage interest rates.

    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions, which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado, the Carolinas, and Tampa and Southwestern Florida, was up 12% to $736,000. The higher level of income was primarily due to increased deliveries in Florida and Arizona.


    Earnings Conference Call

    A conference call to discuss the Company's 2004 first quarter earnings will be held at 10:00 am Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company's website at www.standardpacifichomes.com/investor/investors.asp. The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (800) 428-6051 (Code 329472).


    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 63,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.


    This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company's solid platform for continued growth; demographic trends driving long-term demand; the Company's strategic focus on growing in existing markets and expanding into new geographic markets; the Company's focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company's ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; that 66% of 2004 profits are expected to be generated in the second half of the year; orders and backlog; the Company's three to four year lot supply; expected new community openings and active subdivisions; the Company's expected earnings, deliveries and revenues; the Company's expected SG&A rate; expected average home prices; the Company's expected homebuilding gross margin percentage; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2003. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.


     * For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.


                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                      Three Months Ended
                                                          March 31,
                                                     2004           2003
    Homebuilding:
      Revenues                                      $535,254       $399,733
      Cost of sales                                 (413,823)      (321,907)
        Gross margin                                 121,431         77,826
      Selling, general and administrative expenses   (67,707)       (45,835)
      Income from unconsolidated joint ventures       16,249          8,228
      Interest expense                                (1,565)        (1,656)
      Other income                                       655            314
        Homebuilding pretax income                    69,063         38,877

    Financial Services:
      Revenues                                         2,993          4,272
      Expenses                                        (3,426)        (3,122)
      Income from unconsolidated joint ventures          736            655
      Other income                                        47             35
        Financial services pretax income                 350          1,840

    Income before taxes                               69,413         40,717
    Provision for income taxes                       (27,022)       (15,928)
    Net Income                                       $42,391        $24,789

    Earnings Per Share:
      Basic                                            $1.25          $0.77
      Diluted                                          $1.21          $0.75

    Weighted Average Common Shares Outstanding:
      Basic                                       33,940,048     32,166,934
      Diluted                                     35,089,677     32,987,420

    Cash dividends per share                           $0.08          $0.08


                             Selected Operating Data

                                                 Three Months Ended March 31,
                                                        2004           2003
    New homes delivered:
      Southern California                                342            333
      Northern California                                182            123
        Total California                                 524            456

      Florida                                            393            313
      Arizona                                            482            328
      Carolinas                                           78            107
      Texas                                               97            110
      Colorado                                            72             37
        Consolidated total                             1,646          1,351

    Unconsolidated joint ventures:
        Southern California                               69            103
        Northern California                               19             16
          Total unconsolidated joint ventures             88            119
    Total (including joint ventures)                   1,734          1,470

    Average selling price of homes delivered:
      California (excluding joint ventures)         $582,000       $503,000
      Florida                                       $213,000       $179,000
      Arizona                                       $184,000       $173,000
      Carolinas                                     $132,000       $135,000
      Texas                                         $260,000       $274,000
      Colorado                                      $281,000       $315,000
      Consolidated (excluding joint ventures)       $324,000       $295,000
      Unconsolidated joint ventures (California)    $606,000       $533,000
      Total (including joint ventures)              $338,000       $314,000

    Net new orders:
      Southern California                                653            523
      Northern California                                390            147
        Total California                               1,043            670

      Florida                                            915            713
      Arizona                                            432            383
      Carolinas                                          158            165
      Texas                                              158            118
      Colorado                                           131             88
        Consolidated total                             2,837          2,137

    Unconsolidated joint ventures:
        Southern California                               11            111
        Northern California                               42             45
          Total unconsolidated joint ventures             53            156
    Total (including joint ventures)                   2,890          2,293

    Average number of selling communities
     during the period:
      Southern California                                 24             22
      Northern California                                 23             12
          Total California                                47             34
      Florida                                             45             28
      Arizona                                             21             22
      Carolinas                                           11              9
      Texas                                               20             23
      Colorado                                            11             12
          Consolidated total                             155            128

      Unconsolidated joint ventures:
          Southern California                              1              6
          Northern California                              3              4
            Total unconsolidated joint ventures            4             10
    Total (including joint ventures)                     159            138


                       Selected Operating Data (continued)

                                                           At March 31,
    Backlog (in homes):                                2004          2003
      Southern California                              1,195          1,046
      Northern California                                691            181
        Total California                               1,886          1,227

      Florida                                          2,252          1,434
      Arizona                                            702            622
      Carolinas                                          145            139
      Texas                                              245            154
      Colorado                                           230            139
        Consolidated total                             5,460          3,715

    Unconsolidated joint ventures:
        Southern California                               25            232
        Northern California                              106             72
          Total unconsolidated joint ventures            131            304
    Total (including joint ventures)                   5,591          4,019

    Backlog (estimated dollar value in thousands):
      Consolidated total                          $1,959,737     $1,099,303
      Unconsolidated joint ventures
       (California)                                   85,274        154,609
        Total (including joint ventures)          $2,045,011     $1,253,912

    Building sites owned or controlled:
      Southern California                             12,149          8,105
      Northern California                              4,951          3,667
        Total California                              17,100         11,772

      Florida                                         15,443         10,093
      Arizona                                          6,746          4,464
      Carolinas                                        3,786          3,037
      Texas                                            2,882          2,086
      Colorado                                         1,653          1,755
        Total (including joint ventures)              47,610         33,207

      Total building sites owned                      23,659         16,474
      Total building sites optioned                   17,007         11,852
      Total joint venture lots                         6,944          4,881
        Total (including joint ventures)              47,610         33,207

    Completed and unsold homes                           135            191

    Homes under construction                           4,689          3,591


                             Selected Financial Data

                                                      Three Months Ended
                                                          March 31,
                                                     2004           2003
                                                    (Dollars in thousands)
    Net income(1)                                    $42,391        $24,789
    Net cash provided by (used in)
     operating activities(1)                       $(164,077)      $(89,322)
    Net cash provided by (used in)
     investing activities(1)                        $(41,432)      $(26,116)
    Net cash provided by (used in)
     financing activities(1)                        $272,368       $108,066
    Adjusted Homebuilding EBITDA(2)                  $87,925        $54,265
    Homebuilding SG&A as a percentage
     of homebuilding revenues                          12.6%          11.5%
    Homebuilding interest incurred                   $21,435        $16,001
    Homebuilding interest capitalized
     to inventories owned                            $19,870        $14,345
    Ratio of LTM Adjusted Homebuilding EBITDA
     to homebuilding interest incurred                  5.4x           4.1x


     (1) As determined in accordance with accounting principles generally accepted in the United States.
     (2) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before
          (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales,
          (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and
          (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted Homebuilding EBITDA:


                                                      Three Months Ended
                                                           March 31,
                                                      2004           2003
                                                     (Dollars in thousands)
    Net cash provided by (used in)
     operating activities                          $(164,077)      $(89,322)
    Add:
      Income taxes                                    27,022         15,928
      Homebuilding interest expense                    1,565          1,656
      Expensing of previously capitalized
       interest included in cost of sales             10,458          9,519
    Less:
      Income (loss) from financial services
       subsidiary                                       (433)         1,150
      Depreciation and amortization from
       financial services subsidiary                      96             76
    Net changes in operating assets and
     liabilities:
      Mortgages, other notes and receivables         (35,200)       (30,965)
      Inventories-owned                              218,420        158,032
      Inventories-not owned                            6,384        (30,562)
      Deferred income taxes                             (785)        (6,435)
      Other assets                                       609        (10,305)
      Accounts payable                                (1,077)         8,320
      Accrued liabilities                             20,741         18,386
      Liabilities from inventories not owned           3,528         11,239

    Adjusted Homebuilding EBITDA                     $87,925        $54,265


                       Selected Financial Data (continued)

                                                      Three Months Ended
                                                           March 31,
                                                      2004          2003
                                                    (Dollars in thousands)
    Net income                                       $42,391        $24,789
    Add:
      Cash distributions of income from
       unconsolidated joint ventures                  21,137         11,657
      Income taxes                                    27,022         15,928
      Homebuilding interest expense                    1,565          1,656
      Expensing of previously capitalized interest
       included in cost of sales                      10,458          9,519
      Homebuilding depreciation and amortization       1,044            749
      Amortization of stock-based compensation           860             --
    Less:
      Income from unconsolidated joint ventures       16,985          8,883
      Income (loss) from financial services
       subsidiary                                       (433)         1,150

    Adjusted Homebuilding EBITDA                     $87,925        $54,265


                                Balance Sheet Data
                 (Dollars in thousands, except per share amounts)

                                                           At March 31,
                                                      2004           2003
    Stockholders' equity per share                    $31.68         $24.72
    Ratio of total debt to total book
     capitalization (1)                                56.1%          52.1%
    Ratio of adjusted net homebuilding debt
     to total book capitalization (2)                  50.3%          49.4%
    Ratio of total debt to LTM adjusted
     homebuilding EBITDA (1)                            3.1x           3.5x
    Ratio of adjusted net homebuilding debt
     to LTM adjusted homebuilding EBITDA (2)            2.5x           3.1x
    Homebuilding interest capitalized in
     inventories owned                               $47,850        $36,686
    Homebuilding interest capitalized as a
     percentage of inventories owned                    2.4%           2.6%

     (1) Total debt at March 31, 2004 and 2003 includes $38.3 million and $84.0 million, respectively, of indebtedness of the Company's financial services subsidiary and $25.9 million and $0, respectively, of indebtedness included in liabilities from inventories not owned.
     (2) Net homebuilding debt reflects the offset of $222.2 million and $4.6 million in cash and equivalents at March 31, 2004 and 2003, respectively, against homebuilding debt of $1,312.6 million and $780.0 million, respectively. Adjusted net homebuilding debt at March 31, 2004 and 2003 is further adjusted to exclude $38.3 million and $84.0 million, respectively, of indebtedness of the Company's financial services subsidiary and $25.9 million and $0, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and net adjusted homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.


                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                              (Dollars in thousands)

                                                   March 31,    December 31,
                                                     2004           2003
                                                  (Unaudited)
                              ASSETS
    Homebuilding:
      Cash and equivalents                          $227,246       $159,654
      Mortgage notes receivable and
       accrued interest                                4,441          7,171
      Other notes and receivables                     25,671         37,721
      Inventories:
        Owned                                      2,006,344      1,760,567
        Not owned                                    136,963        128,453
      Investments in and advances to
       unconsolidated joint ventures                 188,055        164,649
      Property and equipment, net                      7,428          7,343
      Deferred income taxes                           25,576         26,361
      Other assets                                    21,699         17,291
      Goodwill                                        74,114         73,558
                                                   2,717,537      2,382,768

    Financial Services:
      Cash and equivalents                            10,096         10,829
      Mortgage loans held for sale                    43,623         64,043
      Other assets                                     2,300          3,063
                                                      56,019         77,935
        Total Assets                              $2,773,556     $2,460,703

    Homebuilding:
      Accounts payable                               $78,914        $77,837
      Accrued liabilities                            177,981        203,138
      Liabilities from inventories not owned          30,172         19,615
      Trust deed and other notes payable              40,594         24,232
      Senior notes payable                         1,123,062        823,001
      Senior subordinated notes payable              148,957        148,936
                                                   1,599,680      1,296,759

    Financial Services:
      Accounts payable and other liabilities           1,242          1,694
      Mortgage credit facilities                      38,286         59,317
                                                      39,528         61,011
        Total Liabilities                          1,639,208      1,357,770

    Minority Interests                                57,773         69,732

    Stockholders' Equity:
      Preferred stock, $0.01 par value;
       10,000,000 shares authorized; none issued          --             --
      Common stock, $0.01 par value;
       100,000,000 shares authorized;
       33,986,741 and 33,862,218 shares
       outstanding, respectively                         340            339
      Additional paid-in capital                     438,862        435,164
      Retained earnings                              637,373        597,698
      Total Stockholders' Equity                   1,076,575      1,033,201
        Total Liabilities and Stockholders'
         Equity                                   $2,773,556     $2,460,703




SOURCE  Standard Pacific Corp.
    -0-                             04/28/2004
    /CONTACT: Andrew H. Parnes, Executive Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site: http://www.standardpacifichomes.com/investor/investors.asp / /Web site: http://www.standardpacifichomes.com/
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  CST
SU:  ERN ERP CCA